Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-221500

December 4, 2017

BlackLine Announces Offering

of 4,500,000 Shares by Selling Stockholders

LOS ANGELES — Dec. 4, 2017 — BlackLine, Inc. (Nasdaq: BL), a leading cloud-based provider of financial controls and automation solutions that enable Continuous Accounting, today announced the commencement of an underwritten public offering of 4,500,000 shares of its common stock by investment funds affiliated with Silver Lake Sumeru, investment funds affiliated with ICONIQ and Mario Spanicciati, Chief Marketing Officer and a member of BlackLine’s board of directors, pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”). BlackLine will not receive any proceeds from this offering. In connection with the offering, the selling stockholders intend to grant the underwriter a 30-day option to purchase up to 675,000 additional shares.

Funds affiliated with Silver Lake Sumeru are offering to sell 2,649,698 shares in the offering. Funds affiliated with ICONIQ are offering to sell 1,415,519 shares in the offering. Mario Spanicciati, Chief Marketing Officer and a member of BlackLine’s board of directors, is offering to sell 434,783 shares in the offering.

J.P. Morgan Securities LLC is the sole book-running manager of the offering.

A shelf registration statement relating to these securities was filed with the Commission on November 13, 2017 and became effective on November 17, 2017. The offering of these securities will be made only by means of a prospectus, a free writing prospectus and a prospectus supplement. You may obtain these documents for free, when available, by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the prospectus, free writing prospectus and prospectus supplement may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, at (866) 803-9204 (toll free).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BlackLine

BlackLine, Inc. is a provider of cloud-based solutions for Finance & Accounting (F&A) that automate, centralize and streamline financial close operations and other key F&A processes for large and midsize organizations. BlackLine’s platform is used by over 2,000 customers worldwide, spanning more than 186,000 users across 130+ countries. Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore and Sydney.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “would,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Forward-

looking statements in this release include statements with respect to the proposed public offering. Any forward-looking statements contained in this press release are based upon BlackLine’s current plans and expectations and are not a representation that such plans or expectations will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs and assumptions as of that time with respect to future events, and are subject to risks and uncertainties, including, among others, risks and uncertainties related to the capital markets. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, actual performance or results may differ materially from those expressed in or suggested by the forward looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and you should not place undue reliance on such statements. Except as required by law, we do not undertake any obligation to publicly update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Christine Greany / Maria Riley

The Blueshirt Group for BlackLine

415-828-8298

christine@blueshirtgroup.com; maria@blueshirtgroup.com

Media Contact:

Jeff Fox

The Blueshirt Group for BlackLine

415-828-8298

jeff@blueshirtgroup.com